Exhibit 99.1

October 6, 2004

FOR IMMEDIATE RELEASE
Renegade Updates 2004 Guidance and Provides Initial 2005 Guidance

TUCSON, Ariz.- October 6, 2004-Renegade Venture (NEV.) Corporation (OTCBB:RDVN) announced that the company now expects consolidated gross revenue for 2004 of approximately $26,000,000 and consolidated net income of approximately $2,500,000. This guidance is a revision to the previous guidance provided on January 29, 2004 when the company's management estimated gross income of $20,000,000 and net income of $2,000,000 for its then sole operating subsidiary, Hamilton Aerospace Technologies, Inc. (HAT).

The projected increase to the previous 2004 gross revenue and net income expectations is due to better that expected performance by HAT, contributions to both the top and bottom line by the recently acquired aircraft parts sales company, World Jet, and greater than expected success of Renegade's aircraft trading activities.

2005 Guidance

Based on the current performance and trends of HAT's aircraft maintenance services, World Jet's parts sales, and Renegade's aircraft trading activities, at this time Management projects 2005 consolidated gross revenue of approximately $30,000,000 and 2005 consolidated net income approximately $3,000,000.

John Sawyer, Renegade and Hamilton President, stated "As a result of the recent equity funding that we have been able to secure, together with the acquisition of World Jet and the better than expected performance of HAT and Renegade's aircraft trading efforts, we now have in place all the elements needed to build a strong, successful vertically integrated aerospace company. I am convinced that by keeping our eye on the ball, Renegade can become a significant player in the domestic and international aviation industry."

Renegade and HAT Chairman Ian Herman added, "HAT's technical expertise and World Jet's parts support capabilities increases the value added of Renegade in all its aircraft trading activities. In turn, Renegade's aircraft trading transactions bring in more business for both HAT and World Jet. Customer satisfaction is high and our backlog is growing. The management is very committed to taking advantage of these synergies to build long-term value for our shareholders."

Contact: Gordon Hamilton
Public Relations
(520) 294-3481 email: dhamilton@hamaerotech.com